NEWS RELEASE	Investor Relations Line: (818) 902-2701 www.supind.com Contacts: Superior Industries Kerry Shiba (818) 781-4973 FTI Consulting Nathan Elwell (312) 553-6706 Nathan.elwell@fticonsulting.com

Superior Industries Announces Appointment of Jack A. Hockema to Board of Directors

VAN NUYS, CALIFORNIA – December 17, 2014 – Superior Industries International, Inc. (NYSE:SUP), the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, today announced that Jack A. Hockema has been appointed to the Company’s Board of Directors effective December 16, 2014. Mr. Hockema currently serves as Chairman and CEO of Kaiser Aluminum Corporation (NASDAQ: KALU), a leading producer of semi-fabricated specialty aluminum products.

“We are extremely pleased to welcome Jack to the Board,” said Margaret S. Dano, Chairman of Superior Industries. “With over 30 years of experience in the metals industry and proven business leadership, Jack brings a wealth of knowledge around managing change, transforming complex businesses, and driving profitable results. His fresh perspective and industry expertise will be valuable assets to Superior in the years to come.”

With this appointment, the Company’s board totals eight members, seven of whom are classified as independent of the company.

Mr. Hockema was named Kaiser Aluminum’s president and chief executive officer in October 2001 and chairman of the board of directors in July 2006. Earlier he served in a number of leadership roles including executive vice president of Kaiser Aluminum and president of Kaiser Aluminum Fabricated products. Under Mr. Hockema’s leadership, Kaiser Aluminum completed a restructuring in 2006 and is now a consistent and growing profit-generator.

About Superior Industries

Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, Chrysler, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.